UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 May 28, 2003
               Date of Report (Date of earliest event reported)


                                PXRE GROUP LTD.

            (Exact name of registrant as specified in its charter)




         Bermuda                     1-15259                98-0214719
(State or other jurisdiction       (Commission           (I.R.S. Employer
of incorporation or organization)    File No.)          Identification No.)

         Swan Building                            P.O. Box HM 1282
         26 Victoria Street                       Hamilton HM FX
         Hamilton HM 12                           Bermuda
         Bermuda
         (Address, including zip code,
         of principal executive offices)          (Mailing address)


                                (441) 296-5858
             (Registrant's telephone number, including area code)

Item 5.  Other Events

     As previously announced, Gerald L. Radke will retire as Chief Executive Officer of PXRE Group Ltd. (the "Company") effective June 30, 2003. Mr. Radke will continue to serve as non-executive Chairman of the Board of Directors. Mr. Radke will also be retained on a consulting basis to act as Chairman of the Underwriting Committees of the Company's reinsurance subsidiaries. In that capacity, he is expected to be actively involved in the execution, design and maintenance of the Company's underwriting and risk selection processes and procedures. The consulting services will be performed pursuant to a Consulting Services Agreement, dated as of May 28, 2003, between the Company and Mr. Radke, which agreement is attached hereto as Exhibit 10.1 (the "Consulting Agreement").

     Mr. Radke expects to incur significant income tax liabilities as a result of his retirement. In order to satisfy those tax liabilities, Mr. Radke requested that the Company purchase 50,000 Common Shares of the Company from Mr. Radke and apply the entire proceeds of that sale towards the withholding taxes payable in connection with Mr. Radke's retirement. The Company has agreed, pursuant to the Consulting Agreement, to purchase 50,000 Common Shares of the Company from Mr. Radke on July 1, 2003 at a price equal to the closing price of the Company's Common Shares as quoted on the New York Stock Exchange on June 30, 2003. As requested by Mr. Radke, the proceeds of that purchase will be paid to federal and state income tax authorities in partial satisfaction of withholding taxes arising as a result of Mr. Radke's retirement. The 50,000 Common Shares will constitute approximately 10% of the Company's Common Shares beneficially owned by Mr. Radke upon his retirement.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

Exhibit No.  Description

10.1         Consulting Services Agreement between PXRE Group Ltd. and Gerald
             L. Radke, dated as of May 28, 2003.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     PXRE Group Ltd.
                                     -----------------------------------------
                                     (Registrant)

                                     By:  /s/ Jeffrey L. Radke
                                        --------------------------------------
                                        Name:   Jeffrey L. Radke
                                        Title:  President and
                                                Chief Operating Officer

Date:  June 4, 2003